Exhibit 99

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer (610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003 RESULTS;

PROVIDES 2004 GUIDANCE

RADNOR, Pa., February 11, 2003—Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported fourth quarter 2003 net income of $6.7 million, or $0.37 per limited partner unit (basic and diluted), on revenues of $16.3 million, a 29 percent increase over net income of $5.2 million, or $0.32 per limited partner unit, on revenues of $9.7 million. The increase in net income for the fourth quarter of 2003 was primarily due to increased coal royalty revenue resulting from increased tonnage mined on PVR’s properties and higher coal price-sensitive royalties, partially offset by increased depreciation, depletion and amortization (DD&A) expense and interest expense due to acquisitions made in 2002. Net cash provided by operating activities for the fourth quarter of 2003 was $13.0 million, up 71 percent from $7.6 million in the fourth quarter of 2002. Distributable cash flow, a non-GAAP measure, was $13.1 million in the fourth quarter of 2003 as compared to $7.7 million in the same quarter of 2002. The weighted average number of equivalent common and subordinated units outstanding for the fourth quarter of 2003 was 18.4 million units compared with 16.0 million units outstanding for the same quarter of 2002.

For the full-year 2003, PVR reported net income of $22.7 million, or $1.24 per limited partner unit (basic and diluted) on revenues of $55.6 million, compared to net income of $24.7 million, or $1.57 per limited partner unit, on revenues of $38.6 million for 2002. The decrease in net income was primarily attributable to increased coal royalty revenues resulting primarily from increased tonnage mined on PVR’s properties being more than offset by higher non-cash DD&A expense and higher interest expense due to acquisitions made in 2002. Net cash provided by operating activities during 2003 was $41.1 million, up 36 percent from $30.3 million in 2002. Distributable cash flow, a non-GAAP measure, was $41.5 million during 2003 as compared to $30.7 million in 2002. The weighted average number of equivalent common and subordinated units outstanding for 2003 was 18.3 million units compared with 15.7 million units outstanding for 2002.

Cash Distribution

PVR will pay a $0.52 per unit quarterly cash distribution (an annualized rate of $2.08) on February 13, 2004 to unit holders of record as of January 30, 2004.

Operations Review

Fourth quarter 2003 operating income was $7.9 million, or 52 percent higher than $5.2 million for the same period of 2002. Primary reasons for the increase were as follows:

•	Coal production of 7.2 million tons in the fourth quarter of 2003 significantly increased from 3.7 million tons in the same quarter of 2002, due primarily to coal mined from properties acquired during the second half of 2002 and increased production from several mines on PVR’s Coal River property. Coal royalty revenues for the fourth quarter of 2003 increased to $14.7 million from $7.9 million in the fourth quarter of 2002 primarily due to the production increases.

•	Coal services revenues increased to $0.6 million in the fourth quarter of 2003 from $0.4 million in the same quarter of 2002 as the preparation plant and coal loading facility at the West Coal River property re-started during the second half of 2003.

•	Timber revenue of $0.2 million during the fourth quarter of 2003 was essentially flat with the corresponding quarter of 2002, and minimum rental revenue decreased to $0.7 million in the fourth quarter of 2003 from $0.9 million in the same quarter of 2002.

•	Operating expenses increased to $1.7 million in the fourth quarter of 2003 from $1.0 million in the same quarter of 2002, due to an increase in royalties paid by PVR for subleased coal mined on PVR’s Coal River property.

•	Non-cash DD&A expense increased to $4.6 million in 2003’s fourth quarter from $1.4 million in the fourth quarter of 2002 due to increased coal production and higher cost basis as a result of 2002 acquisitions.

Full year 2003 operating income was $26.6 million, up nine percent from $24.4 million reported for 2002, due to the following:

•	Coal production in 2003 was 26.5 million tons, a significant increase from 14.3 million tons in 2002, due primarily to the coal mined from reserves acquired late in 2002 and increased production on PVR’s Coal River property. Coal royalty revenues for 2003 increased to $50.3 million from $31.4 million in 2002.

•	Coal services revenues increased to $2.1 million in 2003 from $1.7 million in 2002 due primarily to the re-start of the facilities on the West Coal River property.

•	Timber revenue decreased to $1.0 million in 2003 from $1.6 million in 2002 due to lower cutting levels, and minimum rental revenue decreased to $1.7 million in 2003 from $2.8 million in 2002 reflecting less forfeitures of minimum rental payments.

•	Operating expenses increased to $4.2 million in 2003 from $2.9 million in 2002 due to an increase in royalties paid by PVR for subleased coal mined on PVR’s Coal River property.

•	Taxes other than income increased year over year to $1.3 million from $0.9 million due to the 2002 acquisitions.

•	Non-cash DD&A expense increased to $16.6 million in 2003 from $4.0 million in 2002 due to increased coal production and higher cost basis as a result of the 2002 acquisitions.

PVR spent approximately $4.0 million during 2003 to construct a new coal loadout facility on its Coal River property in West Virginia. The loadout facility, which became operational on February 1, 2004, is designed for the high-speed loading of 150-car unit trains. Estimated revenue from this facility and from other fee-based Partnership assets have been included in the 2004 Guidance Table at the end of this announcement.

Debt Position and Capital Resources

As of December 31, 2003, PVR’s outstanding borrowings were $91.8 million, including $2.5 million borrowed against its revolving credit facility. The remaining $89.3 million of debt at year-end 2003 consisted of 10-year, 5.77 percent fixed rate senior unsecured notes issued in March 2003, which have received an investment grade rating of BBB (low) from Dominion Bond Rating Service. An interest rate swap remains in place to convert approximately one third of the face amount of the senior notes to a floating interest rate based on the six month London Interbank Offering Rate plus 2.36 percent, for a current rate on the swap of 3.58 percent. PVR’s net interest expense increased to $3.8 million in 2003 from net interest income of $0.3 million in 2002, since the majority of borrowings were made in late 2002 and were outstanding for all of 2003. PVR’s effective net interest rate on its debt for 2003 was approximately 4.1 percent.

During the fourth quarter of 2003, PVR’s revolving credit facility was expanded from $50 million to $100 million and final maturity of the facility was extended from October 2004 to October 2006. Covenants under the facility continue to limit borrowing capacity, and as of January 2004, PVR had approximately $17 million of borrowing capacity available under the facility.

During 2003, PVR also filed a registration statement with the Securities and Exchange Commission for a $300 million universal shelf, which will allow the Partnership to move quickly to issue new debt or equity for an appropriate opportunity.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said “PVR’s results for 2003 reflect significant increases in coal production and revenues, principally due to the December 2002 acquisition of coal reserves from Peabody Energy Corporation (NYSE: BTU). Other factors contributing to these increases were a stronger coal market and improved operations by a number of PVR’s lessees, including the new operator at our West Coal River property. Coal prices improved significantly during the second half of 2003, particularly in central Appalachia where most of PVR’s price-sensitive royalties are currently generated. The price environment has further strengthened in early 2004.

“A key statistic for any master limited partnership is distributable cash flow, which is a measure of the cash available for distribution to unit holders. PVR’s distributable cash flow increased 35 percent in 2003 while the weighted average number of equivalent limited partner units outstanding increased only 17 percent.

“Fee-based assets continue to gain momentum as revenue generators for PVR. A coal processing plant and loadout facility started operating in 2003 and another coal loadout facility constructed in 2003 began operating in early 2004. PVR did not make any acquisitions in 2003; however, the Partnership remains committed to seeking and completing coal and coal-related acquisitions to further diversify PVR’s revenue stream both geographically and by asset type. In addition to traditional coal-related assets, PVR plans to evaluate other types of acquisition opportunities in 2004, including mid-stream oil and gas assets, which fit well into master limited partnership structures.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the first quarter and full year 2004. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference

A conference call and webcast, at which management will discuss 2003 results and the outlook for 2004, is scheduled for Thursday, February 12, 2004 at 1:00 p.m. Eastern Time. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to the Company’s website www.pvresource.com. An on-demand replay of the conference call will be available at the Company’s website for 14 days beginning after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining and related coal infrastructure projects, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003 and its Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed on November 7, 2003. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME—unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues
Coal royalties	$14,654	$7,921	$50,312	$31,358
Coal services	588	351	2,111	1,704
Timber	191	199	1,020	1,640
Minimum rentals	685	861	1,720	2,840
Other	190	326	479	1,066

	16,308	9,658	55,642	38,608

Expenses
Operating	1,747	1,026	4,235	2,912
Taxes other than income	278	232	1,256	895
General and administrative	1,814	1,761	7,013	6,419
Depreciation, depletion and amortization	4,551	1,397	16,578	3,955

	8,390	4,416	29,082	14,181

Operating Income	7,918	5,242	26,560	24,427

Interest income (expense), net	(1,170)	(60)	(3,763)	259

Income before cumulative effect of change in accounting principle	6,748	5,182	22,797	24,686
Cumulative effect of change in accounting principles	—	—	(107)	—

Net income	$6,748	$5,182	$22,690	$24,686

Allocation of net income:
Net income	$6,748	$5,182	$22,690	$24,686
Less: General partner's interest in net income	135	104	454	494

Limited partners' interest in net income	$6,613	$5,078	$22,236	$24,192

Basic and diluted net income per limited partner unit:
Common	$0.37	$0.32	$1.24	$1.57
Subordinated	$0.37	$0.32	$1.24	$1.57

Weighted average units outstanding:
Common	10,373	7,997	10,291	7,737
Subordinated	7,650	7,650	7,650	7,650

Equivalent weighted units outstanding, including general partner	18,391	15,966	18,307	15,701

OPERATING STATISTICS:

Coal royalty tons (in thousands)	7,211	3,667	26,463	14,281
Average gross coal royalty per ton	$2.03	$2.16	$1.90	$2.20

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)
Assets
Cash	$9,066	$9,620
Other current assets	7,676	4,952

Total current assets	16,742	14,572
Property and equipment, net	233,277	248,068
Coal mineral interests	4,869	—
Other long-term assets	5,004	3,935

Total assets	$259,892	$266,575

Liabilities and Partners’ Capital
Current liabilities	$6,985	$6,190
Other long-term liabilities	8,821	6,966
Long-term debt	90,286	90,887
Partners' capital	153,800	162,532

Total liabilities and partners’ capital	$259,892	$266,575

PENN VIRGINIA RESOURCE PARTNERS, L.P.

COMBINED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Operating Activities
Net income	$6,748	$5,182	$22,690	$24,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,551	1,397	16,578	3,955
Gain on sale of property and equipment	—	—	(5)	(9)
Noncash interest expense	125	85	520	319
Cumulative effect of change in accounting principle	—	—	107	—
Changes in operating assets and liabilities	1,564	975	1,187	1,391

Net cash provided by operating activities	12,988	7,639	41,077	30,342

Investing activities:
Payments received on long-term notes	149	110	530	439
Proceeds from sale of U.S. Treasury notes	—	31,387	—	43,387
Proceeds from sale of property and equipment	—	—	50	15
Capital expenditures	(1,854)	(79,930)	(5,291)	(92,817)

Net cash provided by (used in) investing activities	(1,705)	(48,433)	(4,711)	(48,976)

Financing Activities:
Payments for debt issuance costs	(723)	—	(2,142)	—
Proceeds from borrowings, net	—	47,500	1,613	47,500
Distributions to partners	(9,563)	(7,805)	(36,708)	(28,723)
Proceeds from issuance of partners’ capital	16	1,142	317	1,142

Net cash provided by (used in) financing activities	(10,270)	40,837	(36,920)	19,919

Net increase (decrease) in cash and cash equivalents	1,013	43	(554)	1,285
Cash and cash equivalents-beginning balance	8,053	9,577	9,620	8,335

Cash and cash equivalents-ending balance	$9,066	$9,620	$9,066	$9,620

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distributable cash flow”
Net cash provided by operating activities	$12,988	$7,639	$41,077	$30,342
Payments received on long-term notes	149	110	530	439
Other property and equipment expenditures	(38)	(3)	(119)	(69)

Distributable cash flow (see Note 1 below)	$13,099	$7,746	$41,488	$30,712

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “EBITDA”
Net cash provided by operating activities	$12,988	$7,639	$41,077	$30,342
Changes in operating assets and liabilities	(1,564)	(975)	(1,187)	(1,391)
Gain on sale of property and equipment	—	—	5	9
Non-cash interest expense	(125)	(85)	(520)	(319)
Interest (income) expense, net	1,170	60	3,763	(259)

EBITDA (see Note 2 below)	$12,469	$6,639	$43,138	$28,382

Reconciliation of GAAP “Income before cumulative effect of change in accounting principle” to Non-GAAP “EBITDA”
Income before cumulative effect of change in accounting principle	$6,748	$5,182	$22,797	$24,686
Interest (income) expense, net	1,170	60	3,763	(259)
Depreciation, depletion and amortization	4,551	1,397	16,578	3,955

EBITDA (see Note 2 below)	$12,469	$6,639	$43,138	$28,382

Note 1—Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus other capital expenditures. Other capital expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). We believe distributable cash flow provides additional information with respect to both the financial performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing of financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2—EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the first quarter and full year 2004.

	ACTUAL RESULTS		GUIDANCE
	Fourth Quarter 2003 Actual	Full Year 2003 Actual	First Quarter 2004			Full Year 2004
Coal royalty tons	7.2	26.5	6.6	—	7.4	26.5	—	29.0
Revenues:
Coal royalties	$14.7	$50.3	$12.9	—	14.5	$51.9	—	56.8
Coal services	0.6	2.1	0.7	—	0.9	2.7	—	3.4
Timber and other	1.0	3.2	0.3	—	0.5	1.3	—	2.0
Expenses:
Operating	1.7	4.2	1.5	—	1.8	5.9	—	6.5
Taxes other than income	0.3	1.3	0.2	—	0.3	0.9	—	1.1
General and administrative	1.8	7.0	1.9	—	2.2	7.8	—	8.4
Depreciation, depletion and amortization	4.6	16.6	3.9	—	4.5	16.1	—	17.2
Interest expense:
Average long-term debt outstanding	92.5	92.2		92.5			91.5
Net interest rate	5.1%	4.1%		5.0%			5.5%
Capital Expenditures ($millions)	$1.9	$5.3	$0.2	—	0.3	$0.3	—	0.4

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Partnership changes.